1. Name and Address of Reporting Person
   Diefenderfer III, William M.
   11600 Sallie Mae Drive
   Reston, VA 20193
2. Issuer Name and Ticker or Trading Symbol
   USA Education, Inc. (SLM)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2001
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common Stock                                                                              5851 <F1>        D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $72.38   02/21/2001 A         5021        02/21/2002 05/20/2009 Common  5021     $72.3800   5021     D
(Right to buy)                                                                 Stock
Stock Options  $81.89   08/22/2001 A         1148        08/22/2002 05/20/2009 Common  1148     $81.8900   1148     D
(Right to buy)                                                                 Stock
Phantom Stock  $0 <F2>  12/31/2001 A         94.30        <F3>       <F3>      Common  94.3019  $0.0000    883.97   D
Units                                        19                                Stock            <F2>       <F4>

Explanation of Responses:

<F1>
Includes shares acquired acquired at prevailing market prices under a dividend reinvestment plan.
<F2>
Conversion or Exercise Price of Derivative Security is 1 to 1.
<F3>
Phantom Stock Units accrued under the Director Deferred Compensation Plan are to be settled in the Company's common stock upon the reporting person's separation from service.
<F4>
Since the reporting person's last report, 471 Phantom Stock Units reported idirectly held are directly held.

SIGNATURE OF REPORTING PERSON
/s/Mary F. Eure (POA)

DATE
02/14/2002